2 Bethesda Metro Center, Suite 1530,
Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com

News Release

Pebblebrook Hotel Trust Completes $47.0 Million, 4.25 Percent, Secured Debt Financing

Bethesda, MD, February 15, 2012 — Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that it has successfully executed a new $47.0 million non-recourse, secured loan with PNC Bank, N.A. at a fixed annual interest rate of 4.25 percent. The loan has a term of five years and is secured by a first mortgage on the Company’s 252-room Argonaut Hotel in San Francisco, California. Proceeds from the loan will be used to pay down the outstanding balance on the Company’s credit facility, to fund future acquisitions and for general business purposes.

Earlier this month, the Company announced that it paid off the $56.1 million first mortgage that was secured by its 306-room Sofitel Philadelphia hotel with proceeds from its recently completed debt financings, available cash on its balance sheet and proceeds from its $200 million senior unsecured credit facility.

“We are extremely pleased with the terms and execution of this debt financing, and our continued ability to access the debt markets to take advantage of the very attractive interest rate environment,” stated Raymond D. Martz, Chief Financial Officer for Pebblebrook Hotel Trust. “We have successfully refinanced or paid off all of our 2012 debt maturities. Our balance sheet remains strong and we continue to be well capitalized to take advantage of acquisition opportunities in the marketplace.”

Following the application of proceeds from the Argonaut Hotel refinancing, the Company has $226.5 million in consolidated debt and $284.7 million in unconsolidated, non-recourse debt at weighted average interest rates of 4.7 percent and 3.2 percent, respectively. The consolidated debt balance incudes $15.0 million outstanding on the Company’s $200 million senior unsecured credit facility. The Company will have approximately $40.0 million of consolidated cash, cash equivalents and restricted cash and approximately $17.2 million of unconsolidated cash, cash equivalents and restricted cash. The unconsolidated debt, cash, cash equivalents and restricted cash amounts represent the Company’s 49 percent pro rata interest in the Company’s Manhattan Collection portfolio, a joint venture with affiliates of Denihan Hospitality Group that owns six upper upscale hotels in Manhattan, New York.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full service hotels located in urban markets in major gateway cities. The Company owns 20 hotels, comprised of 14 wholly owned hotels, with a total of 3,812 guest rooms and a 49% joint venture interest in six hotels with 1,733 guest rooms. The Company owns, or has an ownership interest in, hotels located in nine states and the District of Columbia, including 14 markets: Bethesda, Maryland; San Francisco, California; Buckhead, Georgia; Washington, DC; Minneapolis, Minnesota; Columbia River Gorge, Washington; Santa Monica, California; Philadelphia, Pennsylvania; San Diego, California; Seattle, Washington; West Hollywood, California; Miami, Florida; Boston, Massachusetts; and New York, New York. For more information, please visit www.pebblebrookhotels.com.

This press release contains certain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995, including with regard to the anticipated use of proceeds. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” references to “outlook” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections and forecasts and other forward-looking information and estimates. No assurance can be given that the net proceeds of the offering will be used as indicated. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy and the supply of hotel properties, and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com.

All information in this release is as of February 15, 2012. Except as required by law, the Company undertakes no duty to update the statements in this release to conform the forward-looking statements to actual results or changes in the Company’s expectations.

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Additional Contacts:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust — (240) 507-1330

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www.pebblebrookhotels.com